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                                                                   EXHIBIT 10.39

                [LETTERHEAD OF ELECTRONIC ARTS APPEARS HERE]

      August 29, 1997


      John Riccitiello
      20 East Cedar Street, 14A
      Chicago, IL 60611


      Dear John,

      I am pleased to offer you a regular full-time position with Electronic Arts as President and COO reporting to me. Your salary will be $33,333.33 per month. A one time signing bonus of $250,000 will be provided. Your effective date of employment is on or about October 15, 1997. I will recommend to the Board of Directors that you be granted a Non-qualified Option to purchase 150,000 shares of Electronic Arts common stock in accordance with our Stock Option Plan. You will receive a second grant of 150,000 shares which will vest in full five years from the original date of the grant.

      In addition to the benefits described in the EA Playbook, you will also be eligible to participate in our bonus program at a 75% target. You will receive six months bonus guaranteed at the end of EA's fiscal year 1998.

      Electronic Arts will allow you to lease the property at 45 Robles Drive, Woodside, California for $7,500.00 per month, for a period of five years if still employed by EA. At your option, you may purchase the property at EA's acquisition cost after March 31, 2000, with the condition that you continue to be employed in good standing by Electronic Arts. Prior to March 31, 2000 the property can only be sold at EA's option. EA will reimburse you for all normal and reasonable relocation costs associated with moving to this property.

      Your employment with Electronic Arts is for an indefinite term. In other words, the employment relationship is "at will" and you have the right to terminate that employment relationship at any time. Also, although I hope that you will remain with us and be successful here, Electronic Arts must, and does retain the right to terminate the employment relationship at any time. Should you be terminated without cause prior to March 31, 1998, you will receive three years salary as severance. If this should occur in the period 4/1/98 to 3/31/99, you will receive two years salary as severance, and if in the period 4/1/99 to 3/31/00, one year's salary will be provided.

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      John Riccitiello
      August 29, 1997
      Page 2 of 2


      This offer assumes that you have the legal right to work in the United States and can submit appropriate proof. If you accept the offer, please so indicate by signing this letter where indicated and returning it to my attention.

      Electronic Arts' mission is to make fun software for consumers and to help interactive entertainment become a part of everyday life. To play a leading role in this new industry, EA needs a dedicated team of pioneers with vision, a passion for quality, a willingness to innovate and a desire to achieve great things while vigilantly maintaining our integrity. We are delighted to have you join us.


      Sincerely,


      /s/ Larry Probst
      ------------------------------------------
      Larry Probst
      CEO/Chairman
      Electronic Arts



      Accepted: /s/ John Riccitiello            Date:
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